Exhibit 99.1

News Release

Stein Mart Extends Credit Card Program With GE Capital Retail Finance

Multi-year renewal will focus on expanding current program to drive sales and customer loyalty for Stein Mart

STAMFORD, Conn.and JACKSONVILLE, Fla - October 14, 2011 – Fashion retailer Stein Mart, Inc. (NASDAQ: SMRT) and GE Capital’s Retail Finance business, a consumer lending unit of General Electric Company (NYSE: GE), have announced the multi-year renewal of the Stein Mart co-branded credit card program for Stein Mart’s 260 stores located throughout the United States.

Expanding on their relationship that began in 2006, GE Capital Retail Finance will continue to offer card programs that Stein Mart customers value, with exclusive savings and added convenience. Stein Mart stores offer brand name and designer fashions for women, men and home at savings of up to 60 percent off department store prices every day, presented in a department store environment.

Plans with the new agreement include launching a private label Stein Mart credit card in early 2012 that will be integrated into the customer loyalty program to drive sales and customer engagement.

“We look forward to continuing our relationship with a team who has a proven track record of focusing on growth for our business. The GE Capital Retail Finance professionals work with us on what is important for Stein Mart, offering innovative programs our customers appreciate and that help us be more successful,” stated Greg Kleffner, Chief Financial Officer of Stein Mart.

“We are pleased to be continuing our program with a brand that has a long-standing tradition of excellent value that customers appreciate. This also further demonstrates our ongoing commitment to provide targeted programs for our clients that help them reach their objectives,” stated Margaret Keane, President and CEO, GE Capital Retail Finance.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to Massachusetts, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, shoes and home fashions. To learn more, visit www.steinmart.com

About GE Capital Retail Finance

GE Capital’s Retail Finance business is among the country’s most successful retail lenders, with more than 75 years of experience in consumer financing. The business, which originates loans as a unit of GE Capital Retail Bank, provides credit card programs to retailers and consumers in the United States. This includes customized private label and bankcard credit programs to major retailers in the U.S., as well as private label credit card programs, promotional and installment lending, bankcards and financial services for consumers through dealers; national, regional and independent retailers; contractors; manufacturers; healthcare practices; and service providers across more than 20 retail segments including: automotive, appliances and consumer electronics, elective health care, floor covering, home design and improvement, home furnishings, jewelry, music, powersports, outdoor power equipment and sporting goods.

GE Capital (NYSE: GE) is one of the world’s largest providers of credit. For over one million businesses, large and small, GE Capital provides financing to purchase, lease and distribute equipment, as well as capital for real estate and corporate acquisitions, refinancings and restructurings. For our 100+ million consumer customers, GE Capital offers credit cards, retail sales finance programs, home, car and personal loans and credit insurance. For more information, visit www.gecapital.com or follow company news via Twitter @GECapital.

GE is a diversified infrastructure, finance and media company taking on the world’s toughest challenges. From aircraft engines and power generation to financial services, health care solutions, and television programming, GE operates in more than 100 countries and employs about 300,000 people worldwide. For more information, visit the company’s Web site at www.ge.com, www.gereports.com and @GE_Reports.

For more information contact:

GE Capital Retail Finance

Dori Abel (203)585-6702 or dori.abel@ge.com

Stein Mart

Nancy Murphy (904)346-1506 or nmurphy@steinmart.com

SAFE HARBOR STATEMENT>>>>>>>Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation:

•	continued consumer sensitivity to economic conditions

•	on-going competition from other retailers

•	changing preferences in apparel

•	the effectiveness of advertising, marketing and promotional strategies

•	ability to negotiate acceptable lease terms with current landlords

•	ability to successfully implement strategies to exit under-performing stores

•	unanticipated weather conditions and unseasonable weather

•	adequate sources of merchandise at acceptable prices

•	the Company’s ability to attract and retain qualified employees

•	disruption of the Company’s distribution system

•	acts of terrorism

and the other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.